Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations Contact: Peter Rahmer Trout Group 646-378-2973	Media Relations Contact: Barry Sudbeck Fleishman-Hillard 415-318-4261

Response Genetics, Inc. Reports First Quarter Financial Results and Operational Update

•	Net loss for the first quarter narrows to $257,000.
•	ResponseDX™ sales increased by 82 percent compared to the first quarter of 2010.
•	Clinical data support use of ResponseDX™ genetic testing in new cancer indications.

LOS ANGELES, May 12, 2011 — Response Genetics Inc. (Nasdaq: RGDX), a company focused on the development and sale of molecular diagnostic tests for cancer, today announced its consolidated financial results and business progress for the first quarter ended March 31, 2011.

"We continue to manage the business with operational discipline and ended the first quarter seeing a marked increase in traction for our recently implemented pathology initiative”, said Kathleen Danenberg, Response Genetics CEO. “We believe that the pathology initiative, including digital capabilities to integrate pathologists into the ResponseDX™ testing process, increased test offerings to physicians and additional sales representatives will be strong revenue drivers for 2011 as we approach profitability.”

First Quarter 2011 Financial Results

Total revenue increased by 60 percent to $5.9 million for the first quarter ended March 31, 2011, compared to $3.7 million for the same period last year. Excluding the net revenue impact of $0.2 million (see Reconciling Tables below), resulting from the conversion to the accrual basis of revenue recognition for ResponseDX™ private payors, total revenue increased 55 percent to $5.7 million for the quarter ended March 31, 2011, compared to $3.7 million for the same period last year. The increase was primarily due to both an increase in ResponseDX™ revenues of $1.4 million and a $1.4 million increase in pharmaceutical client revenue. Revenue from ResponseDX™ genetic tests increased by 82 percent to $3.1 million for the first quarter, compared to $1.7 million for the same period in 2010. Excluding the net revenue impact of $0.2 million resulting from the conversion to the accrual basis of revenue recognition for ResponseDX™ private payors, revenue from ResponseDX™ genetic tests increased by 71 percent to $2.9 million for the quarter, compared to $1.7 million for the same period in 2010. Pharmaceutical client revenue increased 100 percent to $2.8 million, compared to $1.4 million in the first quarter of 2010.

Cost of revenue was $2.7 million for the first quarter ended March 31, 2011, compared with $2.1 million for the same period in 2010. Research and development expenses were $0.2 million for the first quarter of 2011, compared with $0.6 million for the same period in 2010. General and administrative expenses were $1.9 million for the first quarter, compared with $1.7 million for the same period in 2010.  Selling and marketing expenses were $1.4 million for the first quarter of 2011, compared with $1.4 million for the same period in 2010. Total operating expenses for the first quarter were $6.2 million, compared with $5.8 million for the same period last year. The primary reasons for the increase in total operating expenses are costs related to an increase in personnel, consulting costs, bad debt, and billing services.

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Response Genetics’ net loss for the first quarter ended March 31, 2011 was $0.3 million, or a loss of $0.01 per share, compared with a net loss of $2.1 million, or a loss of $0.13 per share, for the same period last year.

Cash and Cash Equivalents

Cash and cash equivalents at March 31, 2011, were $1.9 million, compared to $4.1 million at December 31, 2010.  During the first quarter, cash was used to fund existing operations and sales growth.  As a result of increases in revenues, accounts receivable balances grew from $4.7 million at December 31, 2010 to $6.1 million at March 31, 2011.  Cash collections on accounts receivables from several pharmaceutical clients with whom the Company has multi-year arrangements were not received in the first quarter.  Management expects these receivables will be collected in the second quarter of 2011.

First Quarter Corporate Development Highlights

First Quarter Gross Margin and Revenue per Case - Gross margin for the first quarter of 2011 was 54.4 percent compared 51.8 percent for the fourth quarter of 2010. For the first quarter of 2011, the average revenue per case was $1,380 compared to $1,350 in the fourth quarter of 2010. Gross margin is defined as revenues less cost of revenues.

Key Appointment to Executive Management - In February 2011, the Company announced the addition of Christine Meda as the Company's president. In her role, Ms. Meda will be responsible for helping in the execution of the Company's strategy and operations on a day-to-day basis and, with her expertise in cancer diagnostics, leading the Company in new areas of the market, such as the development of companion diagnostics. Ms. Meda brings nearly 30 years of experience in strategic partnering, operations and marketing to her role at Response Genetics. Most recently, Ms. Meda was president and chief executive officer of Arcxis Biotechnologies, an early-stage molecular diagnostics company.

New Clinical Data Published – Response Genetics technology was used to support both clinical and pre-clinical research to investigate possible mechanisms of cancer progression and chemotherapy resistance. One publication showed that treatment outcome in an aggressive form of pancreatic cancer may improve by targeting drugs to tumor subtypes based on identifiable molecular differences.1 And in another, an exploratory analysis of biomarkers revealed gene expression profiles that correlated with overall survival with lapatinib (GW572016) as a first-line therapy in patients with advanced or metastatic gastric cancer.2

Presentation at ASCO GI - In January 2011, the Company discussed the use of predictive and prognostic markers in the treatment of esophageal-gastric cancers at the 2011 Gastrointestinal Cancers Symposium.

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1 Nat Med. 2011 Apr;17(4):500-3. Epub 2011 Apr 3.

2 Ann Oncol. 2011 Mar 17. [Epub ahead of print].

About Response Genetics, Inc.

Response Genetics Inc. (“RGI”) is focused on the development and sale of molecular diagnostic tests for cancer. RGI’s technologies enable extraction and analysis of genetic information from genes derived from tumor samples stored as formalin-fixed and paraffin-embedded specimens. In addition to diagnostic testing services, the Company generates revenue from the sales of its proprietary analytical pharmacogenomic testing services of clinical trial specimens to the pharmaceutical industry. RGI was founded in 1999, and its principal headquarters are located in Los Angeles, California. For more information, please visit www.responsegenetics.com.

Forward-Looking Statement Notice

Except for the historical information contained herein, this press release and the statements of representatives of RGI related thereto contain or may contain, among other things, certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995.

Such forward-looking statements involve significant risks and uncertainties. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, projections, expectations and intentions, such as the ability of the Company to successfully expand its sales force, to successfully implement its digital pathology initiative, to initiate multiple prospective trials, the potential of using the results of this research to be included in cancer care guidelines, to successfully initiate multiple prospective trial, to continue to provide clinical trial support to pharmaceutical clients, to enter into new areas such as companion diagnostics, and to continue to execute on its business strategy and operations, to continue to  analyze cancer samples, the potential for using the results of this research to develop diagnostic tests for cancer, the usefulness of genetic information to tailor treatment to patients, the usefulness of gene profiling as a predictor of response to chemotherapy in gastric and colorectal cancers, and other statements identified by words such as “projects,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions.

These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties, including those detailed in the Company’s filings with the Securities and Exchange Commission. Actual results, including, without limitation, actual sales results, if any, or the application of funds, may differ from those set forth in the forward-looking statements. These forward-looking statements involve certain risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control). The Company undertakes no obligation to publicly update forward-looking statements, whether because of new information, future events or otherwise, except as required by law.

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RESPONSE GENETICS, INC.

CONSOLIDATED BALANCE SHEETS

	As of
	December 31, March 31,
	Audited	Unaudited
	2010	2011

ASSETS
Current assets
Cash and cash equivalents	$4,120,074	$1,924,367
Accounts receivable	4,733,698	6,101,000
Prepaid expenses and other current assets	941,981	611,715
Total current assets	9,795,753	8,637,082
Property and equipment, net	805,817	879,402
Total assets	$10,601,570	$9,516,484

LIABILITIES, COMMON STOCK CLASSIFIED OUTSIDE OF STOCKHOLDERS’ EQUITY (DEFICIT) AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$1,247,151	$1,026,936
Accrued expenses	1,075,636	477,287
Accrued royalties	809,694	1,066,135
Accrued payroll and related liabilities	1,271,037	1,216,409
Deferred revenue	1,518,696	1,157,008
Total current liabilities	5,922,214	4,943,775
Deferred revenue, net of current portion	100,070	70,487
Total liabilities	6,022,284	5,014,262

Commitments and contingencies

Common stock classified outside of stockholders’ equity (deficit)	7,854,682	7,854,682

Stockholders’ equity (deficit)
Common stock, $0.01 par value; 50,000,000 shares authorized; 18,357,406 and 18,316,156 shares issued and outstanding at December 31, 2010 and March 31, 2011, respectively	122,942	122,529
Additional paid-in capital	40,612,785	40,824,815
Accumulated deficit	(43,817,163)	(44,074,053)
Accumulated other comprehensive loss	(193,960)	(225,751)
Total stockholders’ equity (deficit)	(3,275,396)	(3,352,460)
Total liabilities, common stock classified outside of stockholders’ equity (deficit) and stockholders’ equity (deficit)	$10,601,570	$9,516,484

RESPONSE GENETICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

	Three Months ended March 31,
	Unaudited	Unaudited
	2010	2011
Net Revenue	$3,696,908	$5,927,575
Operating expenses:
Cost of revenue	2,133,808	2,700,922
Selling and marketing	1,415,871	1,439,125
General and administrative	1,662,713	1,877,346
Research and development	572,184	164,342
Total operating expenses	5,784,576	6,181,735
Operating loss	(2,087,668)	(254,160)
Other income (expense):
Interest expense	(3,866)	(2,783)
Interest income	99	52
Other	(1,854)	-
Loss before income tax provision (benefit)	(2,093,289)	(256,891)
Income tax provision (benefit)	1,256	-
Net loss	$(2,094,545)	$(256,891)

Unrealized gain (loss) on foreign currency translation	(12,421)	(42,778)
Total comprehensive loss	$(2,106,966)	$(299,699)
Net loss per share — basic and diluted	$(0.13)	$(0.01)
Weighted-average shares — basic and diluted	16,198,788	18,358,892

RESPONSE GENETICS, INC.

RECONCILING TABLES FOR CASH BASIS TO ACCRUAL BASIS FOR REVENUE RECOGNITION

TABLE ONE

The following details ResponseDX™ revenue for the three months ended March 31, 2010 and 2011:

	Three
	Months ended March 31,
	Unaudited	Unaudited
	2010	2011
Net Medicare revenue	$906,785	$1,148,963

Private Payor Revenue billed through March 31, 2010	—	1,951,310

Revenue recorded on the cash basis prior to April 1, 2010	717,284	—
NeoGenomics Laboratories revenue	90,685	—

Other	5,496

Net ResponseDX™ revenue	$1,720,250	$3,100,273

TABLE TWO

The following table provides details of ResponseDX™ revenue for the three months ended March 31, 2010 and 2011 based upon the former cash basis revenue recognition policy relating to Private Payors. This table is presented to provide the amount of revenue recognized if the change to the accrual basis of revenue recognition for Private Payors had not occurred effective April 1, 2010:

	Three
	Months ended March 31,
	2010	2011 (proforma)
Net Medicare revenue	$906,785	$1,305,883

NeoGenomics Laboratories revenue	90,685	—

Revenue recognized on the cash basis	717,284	1,629,557

Other	5,496	—

Net ResponseDX™ revenue	$1,720,250	$2,935,440

The increase in revenue in the three months ended March 31, 2011 of $164,833 is the difference between the Net ResponseDX™ revenue in Table One of $3,100,273 and the Net ResponseDX™ revenue in Table Two of $2,935,440.

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